NETGEAR, INC.
DEFERRED COMPENSATION PLAN

(Effective as of May 1, 2013)

NETGEAR, INC.
DEFERRED COMPENSATION PLAN
(Effective as of May 1, 2013)
NETGEAR, Inc., a Delaware corporation (the “Company”), hereby establishes the NETGEAR, Inc. Deferred Compensation Plan (the “Plan”), effective as of May 1, 2013 (the “Effective Date”), for the purpose of attracting and retaining high quality executives and Outside Directors, and promoting in them increased efficiency and an interest in the successful operation of the Company and its participating Affiliates. The Plan is intended to, and shall be interpreted to, comply in all respects with Code Section 409A, and qualify for the exemptions provided in ERISA Sections 201, 301 and 401 applicable to an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of management or highly compensated employees of the Company and its participating Affiliates.

Participants in the Plan shall at all times have the status of unsecured creditors of the Company with respect to the payment of any Plan benefits.

ARTICLE I
DEFINITIONS

1.1     “Account” or “Accounts” shall mean, as to any Participant, the separate bookkeeping account or accounts established in the name of the Participant under this Plan pursuant to Article 4.

1.2    “Affiliate” shall mean each corporation, trade or business that is, together with the Company, a member of a controlled group of corporations or under common control (as determined under Code Section 414(b) or (c)), but only for the period during which such other entity is so affiliated with the Company. Notwithstanding the foregoing, in applying Code Sections 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Code Section 414(b) and in applying Treas. Reg. §1.414(c)-2 for purposes of determining trades or businesses that are under common control for purposes of Code Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” at each place it appears in such sections.

1.3    “Base Salary” shall mean the annual base salary, excluding any incentive and discretionary bonuses, commissions, reimbursements and any other non-regular remuneration, payable to an Eligible Executive by his or her Employer prior to reduction for any salary deferrals under any Employer benefit plans, including but not limited to, plans established pursuant to Code Section 125 or qualified pursuant to Code Section 401(k), which has been designated by the Committee to be eligible for deferral under the Plan.

1.4    “Beneficiary” or “Beneficiaries” shall mean the person, persons or entity designated as such pursuant to Section 7.1.

1.5    “Board” shall mean the Board of Directors of the Company.

1.6    “Bonus(es)” shall mean any amounts payable to an Eligible Executive by his or her Employer in the form of discretionary or annual incentive compensation and/or any other bonus that has been designated by the Committee to be eligible for deferral under the Plan, before any reductions for contributions to or deferrals under any Employer pension, deferred compensation or other benefit plans.

1.7    “Change in Control Event” means a change in ownership or effective control of the Company or in the ownership of a substantial portion of the Company’s assets, as defined under Code Section 409A.

1.8    “Code” shall mean the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code shall include such section, any valid regulation or other Treasury Department or Internal Revenue Service guidance promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

1.9    “Committee” shall mean the person or persons appointed by the Board to administer the Plan in accordance with Article 9.

1.10    “Company Contributions” shall mean the contributions, if any, made by the Company pursuant to Section 3.3.

1.11    “Company Contribution Account” shall mean the Account maintained for the benefit of the Participant which is credited with Company Contributions, if any, pursuant to Section 4.2.

1.12    “Compensation” shall mean Base Salary, Bonus(es) and/or Directors Fees (as applicable) that are eligible for deferral under the Plan for a particular Plan Year under Section 3.1. Compensation shall not include any other type of remuneration.

1.13    “Crediting Rate” shall mean the notional gains and losses credited on the Participant’s Account balance which are based on the Participant’s choice among the Funds made available by the Committee pursuant to Section 3.4 of the Plan.

1.14    “Deferral Account” shall mean, for each Participant, the Account maintained for the Participant under Section 4.1 that is credited with the Participant’s deferrals of Compensation under the Plan.

1.15    “Director” shall mean a member of the Board.

1.16    “Director Fees” shall mean compensation for services as a member of the Board payable to an Outside Director by the Company, excluding any reimbursement of expenses or other non‑regular forms of compensation, which has been designated by the Committee to be eligible for deferral under the Plan, before any reductions for contributions to or deferrals under any deferred compensation plan sponsored by the Company. The Committee may, in its discretion, provide for

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separate Participant Elections for the portion of the Director Fees that serves as a cash retainer and the portion of the Director Fees that reflects meeting fees.

1.17    “Disability” or “Disabled” shall mean (consistent with the requirements of Code Section 409A) that the Participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s Employer. The Committee will determine whether or not a Participant is Disabled based on such evidence as the Committee deems necessary or advisable. Notwithstanding the foregoing, a Participant shall be deemed Disabled if he or she has been determined to be totally disabled by the Social Security Administration. A Participant shall also be deemed Disabled if he or she has been determined to be disabled in accordance with the applicable disability insurance program of such Participant’s Employer, provided that the definition of “disability” applied under such disability insurance program complies with the requirements of this Section.

1.18    “Distributable Amount” shall mean the vested balance in the applicable Account as determined under Article 4.

1.19    “Eligible Executive” shall mean a highly compensated or management level employee of an Employer or an Outside Director who has been notified that he or she has been selected by the Committee (in its sole discretion) to be eligible to participate in the Plan.

1.20    “Employer(s)” shall mean the Company and each of its Affiliates that adopt the Plan with the approval of the Board. With respect to an individual Eligible Executive (other than an Outside Director), “Employer” shall mean the Company or its Affiliate that has adopted the Plan with the approval of the Board and that directly employs such executive. With respect to an Outside Director, “Employer” shall mean the Company.

1.21    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific section of ERISA will include such section, any valid regulation promulgated thereunder and any comparable provision of any future legislation amending, supplementing or superseding such section.

1.22    “Financial Hardship” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152, but without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, but shall in all events correspond to the meaning of the term “unforeseeable emergency” under Code Section 409A. The Committee shall determine whether or not a Participant has incurred a Financial Hardship based on such evidence as the Committee deems necessary or advisable.

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1.23    “Fund” or “Funds” shall mean one or more of the deemed investments selected by the Committee pursuant to Section 3.4 of the Plan.

1.24    “Hardship Distribution” shall mean an accelerated distribution of benefits or a cancellation of deferral elections pursuant to Section 6.6 to a Participant who has suffered a Financial Hardship, as determined by the Committee.

1.25    “Interest Rate” shall mean, for each Fund, an amount equal to the deemed net gain or loss of such Fund during each month, as determined by the Committee.

1.26    “Outside Director” shall mean a Director who is not an employee of the Company or its Affiliates.

1.27    “Participant” shall mean any Eligible Executive who has become a participant in this Plan in accordance with Article 2.

1.28    “Participant Election(s)” shall mean the forms or procedures specified by the Committee pursuant to which an Eligible Executive makes elections with respect to (a) voluntary deferrals of his/her Compensation under the Plan, (b) the Funds, which shall act as the basis for crediting of deemed earnings or losses on Account balances, and (c) the form and timing of distributions from his or her Accounts. Participant Elections may take the form of an electronic communication followed by appropriate confirmation according to specifications established by the Committee.

1.29    “Payment Date” shall mean the date by which a total distribution of the Distributable Amount shall be made or the date by which installment payments of the Distributable Amount shall commence. Unless otherwise specified below or in a change of election made pursuant to Section 3.5(b), the Payment Date shall be the first day of the seventh (7th) month commencing after the event triggering the payout occurs, and the applicable amount shall be calculated as of the last business day of the sixth (6th) month commencing after the event triggering the payout. In the case of death, the Committee shall be provided with documentation reasonably necessary to establish the fact of the Participant’s death. The Payment Date of a death benefit under Section 6.4 shall be the first (1st) day of the month immediately following the date of the Participant’s death. The Payment Date of a distribution due to a Participant’s Disability prior to Separation from Service under Section 6.3 shall be the first (1st) day of the month immediately following the Disability. The Payment Date of a Hardship Distribution under Section 6.6 shall be the first (1st) day of the month immediately following the end of the month in which the Hardship Distribution determination is made by the Committee. Unless otherwise specified in a change of election made pursuant to Section 3.5(b), the Payment Date of a Scheduled Distribution shall be the first (1st) day of March of the Plan Year elected by the Participant pursuant to Section 3.5 in which the distribution is scheduled to commence, and the applicable amount shall be calculated as of the last business day of February of such Plan Year. The Payment Date of a distribution due to a Change in Control Event shall be the first (1st) day of the month immediately following the date of the Change in Control Event. Notwithstanding the foregoing, the Payment Date shall not be before the earliest date on which benefits may be distributed under Code Section 409A without violation of the provisions thereof, as reasonably determined by the Committee.

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1.30    “Performance-Based Compensation” shall mean any Compensation the entitlement to or amount of which is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve (12) consecutive months, as determined by the Committee in accordance with Treas. Reg. §1.409A-1(e).

1.31    “Plan Year” shall mean the calendar year, except that the first Plan Year shall begin on the Effective Date and end on December 31, 2013.
1.32    “Retirement” shall mean a Participant’s Separation from Service after (a) having attained age sixty-five (65) or (b) having attained age fifty-five (55) and completed at least ten (10) Years of Service.

1.33    “Scheduled Distribution” shall mean a scheduled distribution elected by the Participant for distribution of amounts from a specified Deferral Account, including notional earnings thereon, as provided under Section 6.5.
1.34    “Separation from Service” shall mean a Participant’s separation from service from all Employers and Affiliates (as defined under Code Section 409A(2)(A)(i) and Treas. Reg. §1.409A-1(h)). For this purpose, the employment relationship will be treated as continuing intact while the Participant is on military leave, sick leave or other bona fide leave of absence, except that if the period of such leave exceeds six (6) months and the Participant does not retain a right to reemployment under an applicable statute or by contract, then the employment relationship will be deemed to have terminated on the first day immediately following such six (6)-month period. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes an Eligible Executive who is a Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a twenty-nine (29)-month period of absence shall be substituted for such six (6)-month period. For an Outside Director who is a Participant, however, he or she shall be considered to have a “Separation from Service” upon a cessation of the Outside Director’s service on the Board for any reason, (as determined in accordance with Code Section 409A(a)(2)(A)(i) and with Treas. Reg. §1.409A-1(h)).

1.35    “Termination of Service” shall mean a Participant’s Separation from Service that does not qualify as a Retirement.

1.36    “Years of Service” shall mean the cumulative consecutive years of continuous full-time employment with the Company or its Affiliates (including Employer-approved leaves of absence of six (6) months or less or legally protected leaves of absence), beginning on the date he or she first began service with the Company or its Affiliates, and counting each anniversary thereof. In the case of an Outside Director, however, “Yers of Service” shall mean the cumulative consecutive years of continuous service on the Board, beginning on the date he or she first began service on the Board, and counting each anniversary thereof. A partial year of employment or service shall not be treated as a Year of Service.

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ARTICLE II
PARTICIPATION

2.1	Enrollment Requirements; Commencement of Participation

(a)As a condition to participation, each Eligible Executive shall complete, execute and return to the Committee the appropriate Participant Elections, as well as such other documentation and information as the Committee reasonably requests, by the deadline(s) established by the Committee. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines, in its sole discretion, are necessary.

(b)Each Eligible Executive shall commence participation in the Plan on the date that the Committee determines that the Eligible Executive has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within the specified time period.

(c)If an Eligible Executive fails to meet all requirements established by the Committee within the period required, that Eligible Executive shall not be eligible to participate in the Plan during such Plan Year.

ARTICLE III
CONTRIBUTIONS & DEFERRAL ELECTIONS

3.1    Elections to Defer Compensation. Elections to defer Compensation shall take the form of a flat dollar amount or a whole percentage (less applicable payroll withholding requirements for Social Security and income taxes and employee benefit plans, as determined in the sole and absolute discretion of the Committee) of up to a maximum of:

(1)    80% of Base Salary,
(2)    100% of Bonuses, and
(3)    100% of Director Fees.

For each deferral type listed above, an Eligible Executive’s deferral election for a given Plan Year shall only be valid and accepted by the Committee if such election reflects a minimum deferral of 5% of the applicable type of Compensation.

The Committee may, in its sole discretion, adjust for subsequent Plan Years on a prospective basis the minimum and maximum deferral percentages described in this Section for one or more types of Compensation (including, without limitation, for particular types of Bonuses) and for one or more subsequent Plan Years; such revised deferral percentages shall be indicated on a Participant Election form approved by the Committee. Notwithstanding the foregoing, in no event shall the minimum and maximum deferral percentages be adjusted after the last date on which deferral elections for the applicable type(s) of Compensation must be submitted and become irrevocable in accordance with Section 3.2 below and the requirements of Code Section 409A.

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3.2    Timing of Deferral Elections; Effect of Participant Election(s). Each Eligible Executive’s decision to defer his or her Compensation under the terms of the Plan shall be entirely voluntary.

(a)    General Timing Rule for Deferral Elections. Except as otherwise provided in this Section 3.2, in order for an Eligible Executive to make a valid election to defer Compensation that is payable for services performed during any Plan Year, the Eligible Executive must submit his or her Participant Election(s) on or before the deadline established by the Committee, in its discretion (the “Submission Deadline”), which shall be no later than the December 31st immediately preceding such Plan Year.

Any deferral election made in accordance with this Section 3.2(a) shall become irrevocable effective as of the Submission Deadline; provided, however, that if the Committee permits or requires Participants to make a deferral election by the deadline described above for Compensation that qualifies as Performance-Based Compensation, the Committee may permit a Participant to subsequently change his or her deferral election for such Compensation by submitting new Participant Election(s) in accordance with Section 3.2(c) below.

(b)    Timing of Deferral Elections for New Plan Participants. An Eligible Executive who first becomes eligible to participate in the Plan on or after the first day of a Plan Year, as determined in accordance with Treas. Reg. §1.409A-2(a)(7)(ii) and the “plan aggregation” rules provided in Treas. Reg. §1.409A-1(c)(2), may be permitted to make an election to defer the portion of Compensation attributable to services to be performed after the effective date of such election, provided that the Eligible Executive submits his or her Participant Election(s) on or before the Submission Deadline, which in no event shall be later than thirty (30) calendar days after the Eligible Executive first becomes eligible to participate in the Plan.

However, if a deferral election made in accordance with this Section 3.2(b) relates to Compensation earned based upon a specified performance period, the amount eligible for deferral shall be equal to (i) the total amount of Compensation for the performance period, multiplied by (ii) a fraction, the numerator of which is the number of days remaining in the service period after the Participant’s deferral election is made, and the denominator of which is the total number of days in the performance period.

Any deferral election made in accordance with this Section 3.2(b) shall become irrevocable effective as of the thirtieth (30th) calendar day after the date the Participant first becomes eligible to participate in the Plan or such earlier date as may be determined by the Committee, in its discretion, except as otherwise specified in the Plan.

(c)    Timing of Deferral Elections for Performance-Based Compensation. Subject to the limitations described below, the Committee may determine that an irrevocable deferral election for Compensation that qualifies as Performance-Based Compensation may be made by submitting Participant Election(s) on or before the deadline established by the Committee, which in no event shall be later than six (6) months before the end of the performance period.

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In order for a Participant to be eligible to make a deferral election for Performance-Based Compensation in accordance with the deadline established pursuant to this Section 3.2(c), the Participant must have performed services continuously from the later of (i) the beginning of the performance period for such Compensation, or (ii) the date upon which the performance criteria for such Compensation are established, through the date upon which the Participant makes the deferral election for such Compensation. In no event shall a deferral election submitted under this Section 3.2(c) be permitted to apply to any amount of Performance-Based Compensation that has become readily ascertainable.

(d)    Timing Rule for Deferral of Compensation Subject to Risk of Forfeiture. With respect to Compensation (i) to which an Eligible Executive has a legally binding right to payment in a subsequent year, and (ii) that is subject to a forfeiture condition requiring the Eligible Executive’s continued services for a period of at least twelve (12) months from the date he or she obtains the legally binding right, the Committee may determine that an irrevocable deferral election for such Compensation may be made by timely delivering Participant Election(s) to the Committee in accordance with its rules and procedures, no later than the thirtieth (30th) calendar day after the Eligible Executive obtains the legally binding right to the Compensation, provided that the election is made at least twelve (12) months in advance of the earliest date at which the forfeiture condition could lapse, as determined in accordance with Treas. Reg. §1.409A-2(a)(5).

Any deferral election(s) made in accordance with this Section 3.2(d) shall become irrevocable effective as of the thirtieth (30th) calendar day after the Eligible Executive obtains the legally binding right to the Compensation subject to such deferral election(s) or such earlier date as may be determined by the Committee, in its discretion.

(e)    Duration of Compensation Deferral Election. An Eligible Executive may increase, decrease, terminate or recommence a deferral election with respect to Compensation payable for services performed in any subsequent Plan Year by filing a Participant Election during the enrollment period established by the Committee prior to the beginning of such Plan Year (or at such other time contemplated under this Section 3.2), which election shall be effective on the first day of the next following Plan Year (unless otherwise specified on the Participant Election). In the absence of an affirmative deferral election made by the Eligible Executive pursuant to this Section 3.2(e) to the contrary, his or her deferral election(s) in place for a Plan Year shall continue in effect for future Plan Years.

(f)    USERAA Rights. Notwithstanding the foregoing provisions of this Section 3.2, the Committee may (in its discretion) provide an Eligible Executive with a Compensation deferral election to satisfy the requirements of the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended (“USERRA”), if applicable.
3.3    Company Contributions.

(a)    Discretionary Company Contributions. The Company shall have the discretion to make Company Contributions to the Plan at any time and in any amount on behalf of any Participant. Company Contributions shall be made in the complete and sole discretion of the Company and no Participant shall have the right to receive any Company Contribution in any

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particular Plan Year regardless of whether Company Contributions are made on behalf of other Participants.

(b)    Company Matching Contributions. The Company may, in its sole discretion, make a Company Contribution on behalf of any Participant for each Plan Year in which the Participant makes a deferral under this Plan which shall equal a designated percentage of the total amount deferred by the Participant under the Plan for such Plan Year up to a designated maximum of the Participant’s Compensation for such Plan Year. Such matching Company Contributions shall be made in the complete and sole discretion of the Company and shall reflect the formula or methodology communicated by the Company; provided, however, no Participant shall have the right to receive any matching Company Contribution in any particular Plan Year regardless of whether matching Company Contributions are made on behalf of other Participants.
3.4    Deemed Investment Elections.

(a)    Participant Designation. At the time of entering the Plan and/or of making a deferral election under the Plan, the Committee will provide each Eligible Executive with a list of the Funds available for the hypothetical investment of his or her Account balance. The Eligible Executive shall designate, on a Participant Election provided by the Committee, the Fund or Funds in which the Participant’s Accounts shall be deemed to be invested for purposes of determining the amount of deemed earnings and losses to be credited to each Account. The Participant may specify that all or any percentage of his or her Accounts shall be deemed to be invested, in whole percentage increments, in one or more of the Funds selected as alternative investments under the Plan from time to time by the Committee pursuant to subsection (b) of this Section. If a Participant fails to make an election among the Funds as described in this Section, the Participant shall be deemed to have designated the Plan’s default Fund, as determined by the Committee, in its sole discretion, for the deemed investment of his or her Accounts. A Participant may change any designation made (or deemed made) under this Section as permitted by the Committee by filing a revised election, on a Participant Election provided by the Committee. Notwithstanding the foregoing, the Committee, in its sole discretion, may impose limitations on the frequency with which one or more of the Funds elected in accordance with this Section may be added or deleted by such Participant; furthermore, the Committee, in its sole discretion, may impose limitations on the frequency with which the Participant may change the portion of his or her Account balance deemed allocated to each previously or newly elected Fund.

(b)    Selection of Funds. Prior to the beginning of each Plan Year, the Committee may select, in its sole and absolute discretion, each of the types of commercially available investments communicated to the Participant pursuant to subsection (a) of this Section to be the Funds. The Interest Rate of each such commercially available investment shall be used to determine the amount of deemed earnings or losses to be credited to a Participant’s Account under Article IV. The Participant’s choice (or deemed choice) among the Funds shall be solely for purposes of calculation of the Crediting Rate on his or her Accounts. If a Participant has elected (or is deemed to have elected) pursuant to Section 3.4(a) to make a deemed investment of all or a portion of his or her Accounts in a Fund that the Committee decides to discontinue, and the Participant fails to file a revised election as set forth in such Section within the time period specified by the Committee, then his or her Accounts or applicable portion thereof shall be deemed invested after such discontinuance in the continuing Fund that the Committee determines most nearly resembles the

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discontinued Fund, or the Plan’s default Fund, as may be determined by the Committee, in its sole discretion,
(c)    No Actual Investment. Notwithstanding any contrary Plan provision, the Funds are to be used for measurement purposes only, and the Company shall not be obligated in any way to actually invest any money in the Funds, or to acquire or maintain any actual investments. In the event that the Company, in its own discretion, decides to invest funds in any or all of the investments on which the Funds are based, no Participant or any other person will have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Account balance shall at all times be a bookkeeping entry only and will not represent any investment made on his or her behalf by the Company; the Participant will at all times remain an unsecured creditor of the Company.

3.5    Distribution Elections.

(a)    Initial Election. At the time of making a deferral election for any Plan Year under the Plan, the Participant shall also designate the time and form of distribution of the Compensation deferrals made for that Plan Year pursuant to such election and any Company Contributions made for that Plan Year (together with any deemed earnings or losses credited thereon) from among the alternatives specified under Article VI for the applicable distribution, in accordance with the Participant Election form(s). A new distribution election may be made at the time of any subsequent deferral election with respect to any Compensation deferrals and Company Contributions (if applicable) made for any subsequent Plan Year, in accordance with the Participant Election forms; accordingly, separate distribution elections may be submitted and applied to each Plan Year. However, in the absence of an affirmative election by the Participant to the contrary, the distribution election(s) for a Plan Year shall continue in effect for future Plan Years; provided, however, that distribution election(s) for any Scheduled Distributions shall only continue in effect until the Plan Year prior to the Plan Year in which the Scheduled Distribution will commence. Except to the limited extent provided in Section 3.5(b), a Participant’s distribution election under this Section 3.5(a) shall be irrevocable.

(b)    Modification of Distribution Election. A distribution election made under Section 3.5(a) with respect to previously deferred amounts may be changed under the terms and conditions specified in Code Section 409A and the Plan. Except as permitted under Code Section 409A or the Plan, no acceleration or delay of a distribution under the Plan is permitted. A subsequent election that delays payment or changes the form of payment of a distribution under Section 6.1, 6.2 or 6.5 shall be permitted to be made by a Participant if and only if all of the following requirements are met:
(1)    the new election does not take effect until at least twelve (12) months after the date on which the new election is made;

(2)    the new election delays payment for at least five (5) years from the date that payment would otherwise have been made, absent the new election; and

(3)    in the case of payments made on account of a Scheduled Distribution, the new election is made not less than twelve (12) months before the date on which

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payment would otherwise have been made (or, in the case of installment payments, the first installment payment would otherwise have been made) absent the new election.

For purposes of application of the above change limitations, installment payments shall be treated as a single payment under Code Section 409A and the Plan, and only one change shall be allowed to be made by a Participant with respect to any prior distribution election. Election changes made pursuant to this Section shall be made in accordance with rules established by the Committee and shall comply with all requirements of Code Section 409A and applicable authorities.

3.6    Cancellation of Compensation Deferrals. Notwithstanding any contrary provision of the Plan:
(a)    Hardship Distribution Under 401(k) Plans. In the event that a Participant receives a hardship distribution under any plan maintained by the Company or its Affiliates that contains a qualified cash or deferred arrangement under Code Section 401(k) (collectively, the “401(k) Plan”), the Participant’s Compensation deferrals (if any) under this Plan will be cancelled for a period of six (6) months from the date that the Participant received such hardship distribution. Notwithstanding the foregoing, the Participant’s Compensation deferrals will not be so cancelled if the Committee determines that such cancellation is not required in order to preserve the tax-qualification of the 401(k) Plan.

(b)    Financial Hardship. In the event that a Participant incurs a Financial Hardship, the Committee, in its discretion, may cancel the Participant’s Compensation deferrals (if any) under the Plan for the remainder of the Plan Year in which the Participant incurred the Financial Hardship.
(c)    Irrevocability of Prior Compensation Deferrals. Notwithstanding the foregoing, a Participant’s election to make Compensation deferrals pursuant to Sections 3.1 and 3.2 shall be irrevocable as to amounts already deferred as of the effective date of any cancellation in accordance with this Section 3.6.

(d)    Resumption of Compensation Deferrals. An Eligible Executive whose Compensation deferrals have been cancelled pursuant to this Section 3.6 may later resume making Compensation deferrals under the Plan only in accordance with Section 3.2 and the requirements of Code Section 409A.

ARTICLE IV
ACCOUNTS

4.1    Deferral Accounts. The Committee shall establish and maintain a Deferral Account for each Participant under the Plan. Each Participant’s Deferral Account shall be further divided into separate subaccounts (“Fund Subaccounts”), each of which corresponds to a Fund designated (or deemed designated) pursuant to Section 3.4. A Participant’s Deferral Account shall be credited as follows:

(a)    As soon as reasonably possible after amounts are withheld and deferred from a Participant’s Compensation, the Committee shall credit the Fund Subaccounts of the Participant’s

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Deferral Account with an amount equal to the Compensation deferred by the Participant in accordance with the designation under Section 3.4; that is, the portion of the Participant’s deferred Compensation designated to be deemed to be invested in a certain Fund shall be credited to the Fund Subaccount to be invested in that Fund;

(b)    Each business day (or as soon thereafter as reasonably practicable), each Fund Subaccount of a Participant’s Deferral Account shall be credited with deemed earnings or losses in an amount equal to that determined by multiplying the balance credited to such Fund Subaccount as of the prior day, less any distributions valued as of the end of the prior day, by the Interest Rate for the corresponding Fund as determined by the Committee pursuant to Section 3.4(b); and

(c)    In the event that a Participant elects for a given Plan Year’s deferral of Compensation a Scheduled Distribution, all amounts attributed to the deferral of Compensation for such Plan Year shall be accounted for in a manner which allows separate accounting for the deferral of Compensation and deemed investment gains and losses associated with amounts allocated to each such separate Scheduled Distribution.

4.2    Company Contribution Account. The Committee shall establish and maintain a Company Contribution Account for each Participant under the Plan. Each Participant’s Company Contribution Account shall be further divided into separate Fund Subaccounts corresponding to the Fund designated (or deemed designated) pursuant to Section 3.4. A Participant’s Company Contribution Account shall be credited as follows:

(a)    As soon as reasonably possible after any Company Contribution is made, the Company shall credit the Fund Subaccounts of the Participant’s Company Contribution Account with an amount equal to the Company Contribution, if any, made on behalf of that Participant, that is, the portion of the Company Contribution, if any, designated to be deemed to be invested in a certain Fund shall be credited to the Fund Subaccount to be invested in that Fund; and

(b)    Each business day (or as soon thereafter as reasonably practicable), each Fund Subaccount of a Participant’s Company Contribution Account shall be credited with deemed earnings or losses in an amount equal to that determined by multiplying the balance credited to such Fund Subaccount as of the prior day, less any distributions valued as of the end of the prior day, by the Interest Rate for the corresponding Fund as determined by the Committee pursuant to Section 3.4(b).

4.3    Trust. The Company shall be responsible for the payment of all benefits under the Plan. At its discretion, the Company may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors. Benefits paid to the Participant from any such trust or trusts shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.

4.4    Statement of Accounts. The Committee shall provide each Participant with electronic statements at least quarterly setting forth the Participant’s Account balance as of the end of each calendar quarter.

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4.5    Accounting Methods. The accounting methods or formulae to be used under the Plan for the purpose of maintaining Participants’ Accounts, including the exact times and method for crediting any deemed earnings or losses thereon, shall be determined by the Committee, in its sole discretion; provided, however, that the exact times and/or method for crediting such deemed earnings or losses shall be uniform among all applicable Participants.

ARTICLE V
VESTING

5.1    Vesting of Deferral Accounts. The Participant shall be vested at all times in amounts credited to the Participant’s Deferral Account(s).

5.2    Vesting of Company Contribution Account.

(a)    Any amounts credited to the Participant’s Company Contribution Account shall be vested based upon the Participant’s Years of Service according to the following schedule:

Years of Service	Percentage of Company Contribution Account Vested
Less than 1	0%
1 but less than 2	20%
2 but less than 3	40%
3 but less than 4	60%
4 but less than 5	80%
5 or more	100%
(b)    In the event of a Participant’s Disability prior to Separation from Service or Separation from Service due to death, the Participant’s Company Contribution Account shall be fully vested regardless of the Participant’s Years of Service.

ARTICLE VI
DISTRIBUTIONS

6.1    Retirement Distributions.

(a)    Timing and Form of Retirement Distributions. Except as otherwise provided herein, in the event of a Participant’s Retirement, the Distributable Amount credited to the Participant’s Deferral Account and Company Contribution Account shall be paid to the Participant in a lump sum on the Payment Date immediately following the Participant’s Retirement, unless the

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Participant has made an alternative benefit election on a timely basis in accordance with Section 3.5 to receive amounts attributable to one or more Plan Years in substantially equal annual installments over up to fifteen (15) years, beginning on the Payment Date immediately following the Participant’s Retirement. If the Participant elected to receive annual installment payments, his or her first installment will be equal to the Distributable Amount, divided by the number of installments to be made. Each subsequent annual installment will be paid to the Participant on each anniversary of the first installment payment and will be equal to the Distributable Amount then remaining, divided by the number of installments remaining to be paid. While a Participant’s Accounts are in installment payout status, the unpaid balance credited to the Accounts will continue to be credited (or debited) with deemed earnings or losses under Article IV. Notwithstanding the foregoing, a Participant may change the scheduled Payment Date and form of any distribution hereunder, provided such change complies with the requirements of Section 3.5(b).

(b)    Small Benefit Exception. Notwithstanding any election regarding the form of payment upon Retirement, if at the time of the Participant’s Retirement the total Distributable Amount in the Participant’s Deferral Account and Company Contribution Account is less than or equal to the applicable limit under Code Section 402(g) that is in effect at such time, the total Distributable Amount from such Accounts shall be paid in a lump sum on the scheduled Payment Date.

6.2    Termination Distributions.

(a)    Except as otherwise provided herein, in the event of a Participant’s Termination of Service, the Distributable Amount credited to the Participant’s Deferral Account and Company Contribution Account shall be paid to the Participant in a lump sum on the Payment Date immediately following the Participant’s Termination of Service, unless the Participant has made an alternative benefit election on a timely basis in accordance with Section 3.5 to receive amounts attributable to one or more Plan Years in substantially equal annual installments over up to five (5) years beginning on the Payment Date immediately following the Participant’s Termination of Service. If the Participant elected to receive annual installment payments, his or her first installment will be equal to the Distributable Amount, divided by the number of installments to be made. Each subsequent annual installment will be paid to the Participant on each anniversary of the first installment payment and will be equal to the Distributable Amount then remaining, divided by the number of installments remaining to be paid. While a Participant’s Accounts are in installment payout status, the unpaid balance credited to the Accounts will continue to be credited (or debited) with deemed earnings or losses under Article IV. Notwithstanding the foregoing, a Participant may change the scheduled Payment Date and form of any distribution hereunder, provided such change complies with the requirements of Section 3.5(b).

(b)    Small Benefit Exception. Notwithstanding any election regarding the form of payment upon Termination of Service, if at the time of the Participant’s Termination of Service the total Distributable Amount in the Participant’s Deferral Account and Company Contribution Account is less than or equal to the applicable limit under Code Section 402(g) that is in effect at such time, the total Distributable Amount from such Accounts shall be paid in a lump sum on the scheduled Payment Date.

6.3    Disability Distributions.

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(a)    Notwithstanding any contrary Plan provision, in the event of a Participant’s Disability prior to his or her Separation from Service, the Distributable Amount credited to the Participant’s Deferral Account and Company Contribution Account shall be paid to the Participant in a lump sum on the Payment Date specified in Section 1.29 for such distribution.

6.4    Death Benefits. Notwithstanding any contrary Plan provision, in the event that a Participant dies prior to the complete distribution of his or her Accounts, the Company shall pay to the Participant’s Beneficiary a death benefit equal to the aggregate total Distributable Amount remaining in the Participant’s Deferral Account and Company Contribution Account in a lump sum on the Payment Date specified in Section 1.29 for such distribution.

6.5    Scheduled Distributions.

(a)    Scheduled Distribution Election. Eligible Executives shall be entitled to elect to receive a Scheduled Distribution from their Deferral Account. In the case of a Participant who has elected to receive a Scheduled Distribution, he or she shall receive the Distributable Amount, with respect to the specified deferrals, including any deemed earnings or losses thereon, which have been elected by the Participant to be subject to such Scheduled Distribution election in accordance with Section 3.5 of the Plan. The Committee shall determine the earliest Plan Year that may be elected by the Eligible Executive for payment or commencement of payment of each Scheduled Distribution and such Plan Year shall be indicated on the Participant Election. The Eligible Executive may elect to receive the Scheduled Distribution in a single lump sum on the Payment Date specified in Section 1.29 for such distribution or in substantially equal annual installments over a period of up to five (5) years, beginning on the Payment Date specified in Section 1.29 for such distribution. If the Participant elected to receive annual installment payments, his or her first installment will be equal to the Distributable Amount, divided by the number of installments to be made. Each subsequent annual installment will be paid to the Participant on each anniversary of the first installment payment and will be equal to the Distributable Amount then remaining, divided by the number of installments remaining to be paid. Notwithstanding the foregoing, a Participant may change the scheduled Payment Date and form of payment of any Scheduled Distribution, provided such change complies with the requirements of Section 3.5(b).

(b)    Small Benefit Exception. Notwithstanding any election regarding the form of payment for a Scheduled Distribution, if on the scheduled Payment Date, the Distributable Amount subject to such distribution is less than or equal to the applicable limit under Code Section 402(g) that is in effect at that time, such Scheduled Distribution shall be paid in the form of a lump sum on the scheduled Payment Date.

(c)    Relationship to Other Benefits. Notwithstanding any contrary Plan provision, in the event that distribution of a Participant’s Account is triggered by his or her Separation from Service, Disability or death prior to the commencement or complete distribution of any Scheduled Distribution, the amounts (or remaining amounts) subject to such Scheduled Distribution(s) shall not be distributed under this Section 6.5, but rather shall be distributed in accordance with the other applicable Sections of this Article VI.

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6.6    Hardship Distribution. Upon a finding that the Participant has suffered a Financial Hardship prior to his or her Separation from Service, in accordance with Code Section 409A, the Committee may, at the request of the Participant, accelerate distribution of his or her vested Account balance as set forth below and/or approve cancellation of the Participant’s current deferral elections under the Plan in accordance with Section 3.6(b), subject to the following conditions:

(a)    The request to take a Hardship Distribution shall be made by filing a form provided by and filed with the Committee prior to the end of any calendar month.

(b)    The amount distributed pursuant to this Section with respect to the Financial Hardship shall not exceed the amount reasonably necessary to satisfy such Financial Hardship, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by the cancellation of the Participant’s current deferral elections pursuant to Section 3.6(b).

(c)    The amount (if any) determined by the Committee as a Hardship Distribution shall be paid in a single cash lump sum on the Payment Date specified in Section 1.29 for such distribution.

6.7    Change in Control Event. Notwithstanding any contrary Plan provision, if there is a Change in Control Event, the vested balance then credited to a Participant’s Accounts shall be distributed to him or her in a lump sum on the Payment Date specified in Section 1.29 for such distribution.
6.8    Delay of Payment(s) Permitted Under Certain Circumstances. Notwithstanding any contrary provision of this Article VI:
(a)    Payments That Would Violate Federal Securities Laws or Other Applicable Law. Any payment scheduled to be made under the Plan shall be delayed if the Company reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law. Any such delayed payment will be made at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation.
(b)    Other Events and Conditions. Any payment scheduled to be made under the Plan shall be delayed upon such other events and conditions as may be prescribed in Code Section 409A.

6.9    Acceleration of Payment(s) Permitted Under Certain Circumstances. Notwithstanding any foregoing provision of Article VI and except as otherwise provided below:
(a)    Conflicts of Interest. A Participant’s vested Account balance may be distributed in an immediate lump sum payment to the extent permitted in Treas. Reg. §1.409A-3(j)(4)(iii), as directed by the Committee (in its discretion).

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(b)    Payment of Employment Taxes. A Participant’s vested Account balance may be distributed in an immediate lump sum payment to the extent permitted in Treas. Reg. §1.409A-3(j)(4)(vi), as directed by the Committee (in its discretion).
(c)    Income Inclusion Under Code Section 409A. A Participant’s vested Account balance may be distributed to the extent permitted in Treas. Reg. §1.409A-3(j)(4)(vii), as directed by the Committee (in its discretion).
(d)    Payment of State, Local or Foreign Taxes. A Participant’s vested Account balance may be distributed to the extent permitted in Treas. Reg. §1.409A-3(j)(4)(xi), as directed by the Committee (in its discretion).
(e)    Certain Offsets. A Participant’s vested Account balance may be distributed to the extent permitted in Treas. Reg. §1.409A-3(j)(4)(xiii), as directed by the Committee (in its discretion).
(f)    Bona Fide Disputes as to a Right to a Payment. A Participant’s vested Account balance may be distributed to the extent permitted in Treas. Reg. §1.409A-3(j)(4)(xiv), as directed by the Committee (in its discretion).

6.10    Designated Payment Date. Notwithstanding any contrary Plan provision, any payment that is scheduled to be made to a Participant under the Plan on a Payment Date or anniversary thereof (the “Designated Payment Date”) shall be treated as made on the Designated Payment Date if such payment is made either (a) on that date or a later date that is no later than (i) the end of the Participant’s taxable year that includes the Designated Payment Date, or (ii) if later, the fifteenth (15th) calendar day of the third calendar month immediately following the Designated Payment Date; or (b) no earlier than 30 calendar days before the Designated Payment Date. However, in no event shall the Participant be permitted, directly or indirectly, to designate the taxable year of such payment.

ARTICLE VII
PAYEE DESIGNATIONS AND LIMITATIONS

7.1    Beneficiaries.

(a)    Beneficiary Designation. The Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant’s death. If the Participant names someone other than his or her spouse as a Beneficiary, the Committee may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Committee, executed by such Participant's spouse and returned to the Committee. The Beneficiary designation shall be effective when it is submitted to and acknowledged by the Committee during the Participant’s lifetime in the format prescribed by the Committee. The last effective designation received by the Committee shall supersede all prior designations.

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(b)    Absence of Valid Designation. If a Participant fails to designate a Beneficiary as provided above, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant’s benefits, then the Committee shall deem the Participant’s estate to be the Beneficiary and shall direct the distribution of such benefits to the Participant’s estate.

7.2    Payments to Minors. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead such payment shall be made (a) to that person’s living parent(s) to act as custodian, (b) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, to act as custodian, or (c) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within sixty (60) calendar days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.

7.3    Payments on Behalf of Persons Under Incapacity. In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of any and all liability of the Committee, the Company and the Employers under the Plan.

ARTICLE VIII
LEAVE OF ABSENCE

8.1    Paid Leave of Absence. If a Participant is authorized by the Participant’s Employer to take a paid leave of absence from the employment of the Employer, and such leave of absence does not constitute a Separation from Service, (a) the Participant shall continue to be considered eligible for the benefits provided under the Plan, and (b) deferrals may continue to be withheld during such paid leave of absence in accordance with Article III.

8.2    Unpaid Leave of Absence If a Participant is authorized by the Participant’s Employer to take an unpaid leave of absence from the employment of the Employer for any reason, and such leave of absence does not constitute a Separation from Service, such Participant shall continue to be eligible for the benefits provided under the Plan. During the unpaid leave of absence, the Participant shall not be allowed to make any additional deferral elections. However, if the Participant returns to employment with the Employer, the Participant may elect to defer for the Plan Year following his or her return to employment and for every Plan Year thereafter while he or she remains an Eligible Executive, provided such deferral elections are otherwise allowed and a Participant Election is delivered to and accepted by the Committee for each such election in accordance with Article III above.

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ARTICLE IX
ADMINISTRATION

9.1    Committee.

(a)    General. The Plan shall be administered by a Committee appointed by the Board, which shall have the exclusive right and full discretion (1) to appoint agents to act on its behalf, (2) to select and establish Funds, (c) to interpret the Plan, (3) to decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies, or admissions), (4) to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan, and (5) to make all other determinations and resolve all questions of fact necessary or advisable for the administration of the Plan, including determinations regarding eligibility for benefits payable under the Plan.
(b)    Actions by Committee. Each decision of a majority of the members of the Committee then in office shall constitute the final and binding act of the Committee. The Committee may act with or without a meeting being called or held and will keep minutes of all meetings held and a record of all actions taken by written consent. All actions, interpretations, and decisions of the Committee (and its delegates) with respect to any matter hereunder shall be final, conclusive and binding on all persons and entities, and shall be given the maximum possible deference allowed by law.
(c)    Indemnification. Each of the Employers will, and hereby does, indemnify and hold harmless the members of the Committee and its delegates from and against any and all liabilities, costs, and expenses (including attorneys’ fees and amounts paid, with the approval of the Board (or an authorized delegate of the Board), in settlement of any claim) incurred by such persons as a result of any act, or omission, in connection with the performance of such persons’ duties, responsibilities, and obligations under the Plan, other than such liabilities, costs, and expenses as may result from the gross negligence, bad faith, willful misconduct, or criminal acts of such persons and, in the case of a delegate of the Committee, except as otherwise may be specified in any service contract with such delegate.
(d)    Eligibility to Participate. No member of the Committee who is also an Eligible Executive will be excluded from participating in the Plan, but he or she will not be entitled, as a member of the Committee, to act or pass upon any matters pertaining specifically to his or her own Account under the Plan.
(e)    Administrative Expenses. All expenses incurred in the administration of the Plan by the Committee, or otherwise, including legal fees and expenses, shall be paid and borne by the Employers.

9.2    Claims and Review Procedures.
(a)    Presentation of Claim. If any Participant, former Participant or Beneficiary believes that he or she is entitled to but has not received a benefit under the Plan or if such individual disagrees with the determination of the amount of his or her Plan benefit or any other decision

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regarding his or her interest in the Plan, such individual (or his or her representative who is authorized in writing by such individual to act on his or her behalf (hereinafter collectively referred to as the “Claimant”)) shall be entitled to file a claim with the Committee (or its delegate) (the “Claim Administrator”). Such claim must be filed in writing with the Claim Administrator and set forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit.
(b)    Non-Disability Claims.
(1)    Notification of Decision. The Claim Administrator shall determine the validity of the Claimant’s claim for benefits under the Plan (other than a claim for benefits due to a Disability) (a “Non-Disability Claim”) within a reasonable time, but not later than ninety (90) calendar days after its receipt of such claim, unless the Claim Administrator determines that special circumstances require an extension of up to ninety (90) calendar days to process such claim, in which case the Claimant will be notified in writing of the extension before the end of the initial 90-day period, the special circumstances requiring the extension and the date by which the Claim Administrator expects to render its decision on the Non-Disability Claim. In the event a Non-Disability Claim is denied in whole or in part, the Claim Administrator shall provide the Claimant with a written notice that includes:
(i)    the specific reason(s) for the denial;
(ii)    reference(s) to the specified Plan provision(s) upon which the denial was based;
(iii)    a description of any additional material or information necessary for the Claimant to perfect such claim, and an explanation of why such material or information is necessary; and
(iv)    a description of the Plan’s procedures for reviewing the denial and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following a denial on review after the Plan’s review procedure has been exhausted.
(2)    Review of a Denied Non-Disability Claim. On or before sixty (60) calendar days after receiving a notice from the Claim Administrator that the Claimant’s Non-Disability Claim has been denied, in whole or in part, the Claimant may file a written request for a review of such denied claim with the Committee. The Claimant:
(i)     may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to the Non-Disability Claim, as required by applicable law; and/or

(ii)    may submit written comments or other documents to the Committee.
(3)    Decision on Review of the Non-Disability Claim. The Committee shall render its decision on review promptly, but not later than sixty (60) calendar days after its receipt of the Claimant’s timely written request for a review of the denial of the Non-Disability

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Claim, unless the Committee determines that special circumstances require an extension of up to sixty (60) calendar days to review the denial of such claim, in which case the Claimant will be notified in writing of the extension before the end of the initial 60-day period, the special circumstances requiring the extension and the date by which the Committee expects to render its decision. The Committee shall give the Claimant a written notice of its decision on review that includes:
(i)    the specific reason(s) for the denial;
(ii)    reference(s) to the specified Plan provision(s) upon which the denial was based;
(iii)    a statement that the Claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the Non-Disability Claim, as required by applicable law; and
(iv)    a statement regarding the Claimant’s right to bring an action under ERISA Section 502(a).
(c)    Disability Claims.
(1)    Notification of Decision. The Claim Administrator shall determine the validity of the Claimant’s claim for benefits under the Plan due to a Disability (a “Disability Claim”) within a reasonable time, but not later than forty-five (45) calendar days after its receipt of such claim. However, the 45-day time period may be extended for up to two 30-calendar day periods for matters beyond the control of the Claim Administrator, in which case the Claimant will be notified in writing of any such extension before the end of the applicable period, the circumstances requiring the extension and the date by which the Claim Administrator expects to render its decision on the Disability Claim. Any notice of extension also shall explain the standards on which the entitlement to a benefit is based, any unresolved issues that prevent a decision on the Disability Claim and the additional information needed to resolve those issues, and notice that the Claimant will be afforded at least forty-five (45) calendar days within which to provide the specified information. In the event a Disability Claim is denied in whole or in part, the Claim Administrator shall provide the Claimant with a written notice that includes:
(i)    the specific reason(s) for the denial;
(ii)    reference(s) to the specified Plan provision(s) upon which the denial was based;
(iii)    a description of any additional material or information necessary for the Claimant to perfect such claim, and an explanation of why such material or information is necessary;
(iv)    a description of the Plan’s procedures for reviewing the denial and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following a denial on review after the Plan’s review procedure has been exhausted;

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(v)    a copy of any internal rule, guideline, protocol or other similar criteria relied on in denying such claim or a statement that such rule, guideline, protocol or other similar criteria was relied on in denying such claim and that a copy of it will be provided to the Claimant without charge upon request, as required by applicable law;

(vi    if the decision involved scientific or clinical judgment, either (a) an explanation of the scientific or clinical judgment applying the terms of the Plan to the Claimant’s medical circumstances; or (b) a statement that such explanation will be provided at no charge upon request; and

(vii)    if the decision was based on a Plan standard (such as a medical necessity standard), a description of that standard.
(2)    Review of a Denied Disability Claim. On or before one hundred eighty (180) calendar days after receiving a notice from the Claim Administrator that the Claimant’s Disability Claim has been denied, in whole or in part, the Claimant may file a written request for a review of such denied claim with the Committee. The Claimant:
(i)     may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to the Disability Claim, as required by applicable law; and/or

(ii)    may submit written comments or other documents to the Committee.
(3)    Decision on Review of the Disability Claim. The Committee shall render its decision on review promptly, but not later than forty-five (45) calendar days after its receipt of the Claimant’s timely written request for a review of the denial of the Disability Claim, unless the Committee determines that special circumstances require an extension of up to forty-five (45) additional calendar days to review the denial of such claim, in which case the Claimant will be notified in writing of the extension before the end of the initial 45-day period, the special circumstances requiring the extension and the date by which the Committee expects to render its decision. The review of the Disability Claim shall be conducted by the Committee (and no individual who decided the Claimant’s initial Disability Claim nor the subordinate of such individual shall participate in the review). In reviewing any denied Disability Claim that is based in whole or in part on a medical judgment, the Committee shall consult with a health care professional (who will neither be an individual who was consulted in connection with the Claimant’s initial Disability Claim denial nor the subordinate of such individual) who has appropriate training and experience in the field of medicine involved in the medical judgment. Any medical or vocational experts whose advice was obtained on behalf of the Committee in connection with the denied Disability Claim shall be identified, regardless of whether the advice was relied upon in denying such claim. The Committee shall give the Claimant a written notice of its decision on review that includes:
(i)    the specific reason(s) for the denial;
(ii)    reference(s) to the specified Plan provision(s) upon which the denial was based;

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(iii)    a statement that the Claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the Disability Claim, as required by applicable law;
(iv)    a copy of any internal rule, guideline, protocol or other similar criteria relied on in denying such claim or a statement that such rule, guideline, protocol or other similar criteria was relied on in denying such claim and that a copy of it will be provided to the Claimant without charge upon request, as required by applicable law; and.
(v)    a statement regarding the Claimant’s right to bring an action under ERISA Section 502(a).
(d)    Exhaustion of Claims and Review Procedure and Legal Action. No action in law or equity may be brought by any Claimant with respect to any claim for benefits under the Plan unless and until he or she has exhausted the applicable claim and review procedure set forth above for every issue the Claimant deems relevant with respect to the claim. Each and every issue that supports the Claimant’s position or argument with respect to his or her claim must be raised during the claim and review process under the Plan in order for the Claimant to satisfy this exhaustion requirement and later pursue such issue in court. Any such legal or other action must be filed no later than one (1) year after the Claimant’s receipt of the final claim denial under the Plan, regardless of any state or federal statues establishing provisions relating to limitations on actions.

ARTICLE X
MISCELLANEOUS

10.1    Termination of Plan.     Although each Employer anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that any Employer will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, each Employer reserves the right to terminate the Plan with respect to all of its Participants. In the event of a Plan termination, no new deferral elections shall be permitted for the affected Participants and such Participants shall no longer be eligible to receive new Company Contributions, if any. However, after the Plan termination the Account balances of such Participants shall continue to be credited with deferrals attributable to any deferral election that was in effect prior to the Plan termination solely to the extent deemed necessary to comply with Code Section 409A, and additional amounts shall continue to be credited or debited to such Participants’ Account balances pursuant to Article IV. In addition, following a Plan termination, Participant Account balances shall remain in the Plan and shall not be distributed until such amounts become eligible for distribution in accordance with the other applicable provisions of the Plan. Notwithstanding the foregoing, if the Plan is terminated and liquidated pursuant to this Article and to the extent permitted by Treas. Reg. §1.409A-3(j)(4)(ix) or as otherwise permitted under Code Section 409A, the Account balances of Participants may be distributed as soon as may be permitted under such section, as directed by the Committee and subject to and in accordance with any rules established by the Committee deemed necessary to comply with the applicable requirements and limitations of Code Section 409A.

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10.2     Amendment.     The Company, by action of the Board (or an authorized delegate of the Board), may, at any time, amend or modify the Plan in whole or in part, in such manner as it may determine and at any time and for any reason. Notwithstanding the foregoing, no amendment or modification shall be effective to decrease the value of a Participant's vested Account balance in existence at the time the amendment or modification is made.

10.3    Unsecured General Creditors. The benefits paid under the Plan shall be paid from the general assets of the Company, and any Participant and any Beneficiary or their heirs or successors shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder. It is the intention of the Company that this Plan be unfunded for purposes of ERISA and the Code.

10.4    Restriction Against Assignment. The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or entity. No part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, Beneficiary, or their successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever, except as otherwise provided in Section 10.9. No part of a Participant’s Accounts shall be subject to any right of offset against or reduction for any amount payable by the Participant or Beneficiary, whether to the Company or any other party, under any arrangement other than under the terms of this Plan.

10.5    Withholding. The Participant shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements, Social Security and other employee tax or other requirements applicable to the granting, crediting, vesting or payment of any benefits under the Plan. There shall be deducted from each payment made under the Plan or any other Compensation payable to the Participant (or Beneficiary) all taxes that are required to be withheld by the Company in respect to such payment or this Plan. To the extent permissible under Code Section 409A, the Company shall have the right to reduce any payment (or other Compensation) by the amount of cash sufficient to provide the amount of said taxes.

10.6    Code Section 409A. The Company intends that the Plan comply with the requirements of Code Section 409A (and all applicable Treasury Regulations and other guidance issued thereunder) and shall be operated and interpreted consistent with that intent. Notwithstanding the foregoing, the Company makes no representation that the Plan complies with Code Section 409A.

10.7    Receipt or Release. Any payment made to a Participant or the Participant’s Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee, its members, the Employers and the Company. The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

10.8    Errors in Account Statements, Deferrals or Distributions. In the event an error is made in an Account statement, such error shall be corrected on the next statement following the date such error is discovered. In the event of an operational error, including, but not limited to,

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errors involving deferral amounts, overpayments or underpayments, such operational error shall be corrected in a manner consistent with and as permitted by any correction procedures established under Code Section 409A. If any portion of a Participant’s Account(s) under this Plan is required to be included in income by the Participant prior to receipt due to a failure of this Plan to comply with the requirements of Code Section 409A, the Committee may determine that such Participant shall receive a distribution from the Plan in an amount equal to the lesser of (i) the portion of his or her Account required to be included in income as a result of the failure of the Plan to comply with the requirements of Code Section 409A, or (ii) the unpaid vested Account balance.

10.9    Domestic Relations Orders.     Notwithstanding any provision in this Plan to the contrary, in the event that the Committee receives a domestic relations order, as defined in Code Section 414(p)(1)(B), pursuant to which a court has determined that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan, the Committee shall have the right to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to such spouse or former spouse to the extent necessary to fulfill such domestic relations order, provided that such distribution is in accordance with the requirements of Code Section 409A.

10.10    Employment or Service Not Guaranteed. Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or service, or as giving any Participant any right to continue the provision of services in any capacity whatsoever to the Employer.

10.11    No Guarantee of Tax Consequences. The Employer, Company, Board and Committee make no commitment or guarantee that any federal, state or local tax treatment will apply or be available to any person eligible for benefits under the Plan and assume no liability whatsoever for the tax consequences to any Participant or Beneficiary. Participants (or their Beneficiaries) shall be responsible for all taxes with respect to any benefits under the Plan and should consult with their own qualified tax advisors.

10.12    Successors of the Company. The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.
10.13    Notice. Any notice or filing required or permitted to be given to the Company, the Committee or the Participant under the Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, in the case of the Company or the Committee, to the principal office of the Company, directed to the attention of the Committee, and in the case of the Participant, to the last known address of the Participant indicated on the employment records of the Employer. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Notices to the Company or Committee may be permitted by electronic communication according to specifications established by the Committee.
10.14    Headings. Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

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10.15    Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.
10.16    Governing Law. The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA. In the event any provision of, or legal issue relating to, this Plan is not fully preempted by federal law, such issue or provision shall be governed by the laws of the State of California.
10.17    Entire Agreement. Unless specifically indicated otherwise, this Plan supersedes any and all prior communications understandings, arrangements or agreements between the parties, including the Employers, the Company, the Board, the Committee and any and all Participants, whether written, oral, express or implied relating thereto.
10.18    Rights and Duties. The Company, the Board, the Employers and the Committee will not be subject to any liability or duty under the Plan except as expressly provided in the Plan, or for any action taken, omitted or incurred in good faith.
10.19    Apportionment of Costs and Duties. All acts required of the Employers under the Plan may be performed by the Company for itself and its Affiliates, and the costs of the Plan will be equitably apportioned by the Committee among the Company and the other Employers. Whenever an Employer is permitted or required under the terms of the Plan to do or perform any act, matter or thing, it will be done and performed by any officer or employee of the Employer who is thereunto duly authorized by the board of directors of the Employer (or an authorized delegate of such board).
10.20    Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provisions of the Plan, and in lieu of each provision which is held invalid or unenforceable, there will be added as part of the Plan a provision that will be as similar in terms to such invalid or unenforceable provision as may be possible and be valid, legal, and enforceable.

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IN WITNESS WHEREOF, the Board (or its authorized delegate) has approved the adoption of this Plan as of the Effective Date and has caused the Plan to be executed by its duly authorized representative this ____ day of ___________, 2013.

NETGEAR, Inc.
By
Title

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